Exhibit 99.1

CDT ANNOUNCES FISCAL FIRST QUARTER 2004

RESULTS

Company returns to profitability, generates positive cash flow.

Schaumburg, IL, December 8, 2003 – Cable Design Technologies (NYSE:CDT) reported today that earnings for the first fiscal quarter ending October 31, 2003 were $2.7 million, or $0.07 per diluted share. This compares with a net loss of $1.8 million, or $0.04 per diluted share, for the quarter ended July 31, 2003 and a net loss of $71.9 million, or $1.61 per diluted share, for the quarter ended October 31, 2002. The losses in the previous quarter and for the same period last year included expenses of $2.3 million and $4.7 million, net of tax, respectively, related to restructuring activities. In addition, the net loss for the same period last year included a $32.6 million loss, net of tax, from discontinued operations and a $35.7 million charge, net of tax, in connection with a change in accounting principle. The Company had a net loss from continuing operations of $1.7 million, or $0.04 per diluted share, for the quarter ending July 31, 2003 and a net loss from continuing operations of $3.6 million, or $0.08 per diluted share, for the quarter ending October 31, 2002.

Revenues for the first fiscal quarter ending October 31, 2003, were $130.6 million, compared with revenues of $129.5 million in the previous quarter and $121.0 million for the same period last year. Revenues for the first fiscal quarter 2004 benefited by approximately $6.0 million over the same period last year from the favorable effects of currency translation resulting from the weaker dollar. There was minimal impact from currency translation in the sequential quarter comparisons. Network Communication segment sales for the first fiscal quarter 2004 were $76.2 million and represented 58.3% of total company revenues, compared to $75.8 million in the previous quarter and $71.5 million for last year’s first quarter. Specialty Electronic segment sales for the first fiscal quarter 2004 were $54.5 million compared to $53.6 million last quarter and $49.6 million for the same period last year. First fiscal quarter 2004 segment revenues benefited from currency translation over the same period last year by approximately $3.3 million and approximately $2.7 million for the Network and Specialty segments, respectively. Sales outside of North America represented 38.7% of CDT’s current quarter revenues compared to 39.1% last quarter and 35.6% for the same period last year.

Selling, general and administrative expenses were $23.8 million for the current quarter compared to $24.7 million for the quarter ending July 31, 2003 and $23.5 million for the same period last year. The increase in SG&A over the same period last year is primarily due to the effect of foreign currency translation which increased SG&A by approximately $1.0 million. On a percent of sales basis, SG&A has declined to 18.2% from 19.4% a year ago.

The Company generated $5.1 million of cash during the quarter, driven largely by cash flow from operations.

Gross margin was 23.6% for the current quarter compared to 24.6% for the fiscal fourth quarter 2003 and 22.9% for the same period last year.

“This quarter’s results in terms of profit, cashflow, and costs show the benefits of our restructuring efforts,” CEO Fred Kuznik stated. “With restructuring taking hold, we believe we have established a solid foundation for the business. The improving economy has resulted in increased revenues, and we continue to look to grow revenue through product and market development.”

About CDT

Cable Design Technologies (www.cdtc.com) is a leading designer and manufacturer of high bandwidth network connectivity products used in computer interconnect, switching and wireless applications and electronic data and signal transmission products that are used in automation and process control and specialty applications.

Safe Harbor Provision

Certain statements in this press release are forward-looking statements that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. These statements include future financial results and performance, capital expenditures, length of market downturn and timing of any turnaround. These forward looking statements are subject to various uncertainties and other factors, which could cause the actual results to differ materially from those currently expected, including the level of market demand for the Company’s products, competitive pressures, economic conditions in the U.S. and other countries where the Company operates, working capital needs, information technology spending, the ability to achieve reductions in costs, the ability to continue to integrate acquisitions, price fluctuations of raw materials and the potential unavailability thereof, foreign currency fluctuations, technological obsolescence, environmental matters, industry competition and other specific factors discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2003 and other Securities and Exchange Commission filings by the Company. The Company does not intend to update this information to reflect developments or information obtained after the date hereof and disclaims any legal obligation to the contrary.

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Cable Design Technologies Corporation & Subsidiaries

Condensed Consolidated Statements of Operations – Unaudited

(In thousands, except share and per share data)

	Three Months Ended October 31,
	2003	2002
NET SALES	$130,648	$121,041
Cost of Sales	99,758	93,348

GROSS PROFIT	30,890	27,693
Selling, general and administrative expenses	23,770	23,451
Research & development expenses	1,105	1,049
Business restructuring expense, net	—	7,072

INCOME (LOSS) FROM OPERATIONS	6,015	(3,879)
Interest expense, net	1,264	1,640
Other (income) expense, net	(128)	269

Income (loss) before income taxes, minority interest and cumulative effect of accounting change	4,879	(5,788)
Income tax provision (benefit)	1,878	(2,301)
Minority interest expense, net	254	88

Net income (loss) from continuing operations before cumulative effect of accounting change	2,747	(3,575)
Loss from discontinued operations, net of tax	—	(636)
Loss on sale of business, net of tax	—	(32,008)

Net loss from discontinued operations	—	(32,644)
Cumulative effect of change in accounting principle, net of Tax	—	(35,723)

Net income (loss)	$2,747	$(71,942)

NET INCOME (LOSS) PER COMMON SHARE
Basic:
Continuing operations	$0.07	$(0.08)
Discontinued operations	—	(0.73)
Cumulative effect of change in accounting principle	—	(0.80)

	$0.07	$(1.61)
Diluted:
Continuing operations	$0.07	$(0.08)
Discontinued operations	—	(0.73)
Cumulative effect of change in accounting principle	—	(0.80)

	$0.07	$(1.61)

Basic weighted average common shares outstanding	41,501,168	44,528,305
Diluted weighted average common shares outstanding	53,824,700	44,528,305

Results for the three months ended October 31, 2002 have been adjusted to reflect the cumulative effect of accounting change related to the adoption of SFAS 142 that was retroactive to August 1, 2002.

Cable Design Technologies Corporation & Subsidiaries

Condensed Consolidated Balance Sheets—Unaudited

(In thousands)

	October 31,	July 31,
	2003	2003
ASSETS
Current Assets:
Cash and cash equivalents	$37,790	$32,701
Accounts receivable, net	80,485	79,121
Inventories	116,218	111,589
Other current assets	31,952	30,225
Assets held for sale	6,769	6,648

Total current assets	273,214	260,284

Property, plant and equipment, net	207,949	204,738
Goodwill, net	11,020	10,980
Intangible assets, net	3,562	3,740
Other assets	13,364	13,211

Total assets	$509,109	$492,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$1,956	$1,960
Other current liabilities	73,527	70,299
Liabilities held for sale	965	892

Total current liabilities	76,448	73,151

Long-term debt, excluding current maturities	112,337	112,730
Other non-current liabilites	24,142	24,168

Total liabilities	212,927	210,049

Minority interest in subsidiaries	7,532	7,027

Stockholders’ Equity
Common stock	486	484
Paid in capital	203,684	202,544
Deferred compensation	(701)	(727)
Retained earnings	141,225	138,478
Treasury stock	(65,159)	(65,188)
Accumulated other comprehensive income	9,115	286

Total stockholders’ equity	288,650	275,877

Total liabilites and stockholders’ equity	$509,109	$492,953

Cable Design Technologies Corporation & Subsidiaries

Segment Results of Operations – Unaudited

(In Thousands)

	Three months ended
	October 31, 2003	July 31, 2003	October 31, 2002
Net sales:
Network Communication	$76,165	$75,823	$71,485
Specialty Electronic	54,483	53,648	49,556

Total net sales	$130,648	$129,471	$121,041

Segment operating profit (loss):
Network Communication	$761	$621	$(654)
Specialty Electronic	5,254	5,349	3,847

Total segment operating profit	6,015	5,970	3,193
Business restructuring expense, net	—	3,965	7,072
Interest expense, net	1,264	1,218	1,640
Other (income) expense, net	(128)	85	269

Income (loss) from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	$4,879	$702	$(5,788)